An Annual Meeting of Shareholders was held on June 14, 2016. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:


                              For              Withheld
Michael W. Bonney          11,968,029           399,694
Rakesh K. Jain, Ph.D       11,844,277           523,446
Uwe E. Reinhardt, Ph.D.    11,933,510           434,213

Daniel R. Omstead, Ph.D., Rakesh K. Jain, Ph.D. and
Lucinda H. Stebbins, CPA were elected to serve until the 2019 Annual Meeting.

Trustee serving until the 2017 Annual Meeting are Oleg M. Pohotsky, M.B.A., J.D. and William S. Reardon, CPA.

Trustees serving until the 2018 Annual Meeting are Daniel R. Omstead, Ph.D. and Lucinda H. Stebbins, CPA.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2016 by the following votes:


                       For         Against/Withhold     Abstain
                  11,990,974          213,794           162,955


Shareholders approved the change of the sub-classification of the Fund from diversified to non-diversified by the following votes:


                   For        Against/Withhold    Abstain    Broker non-votes
                8,882,351	    559,862	   196,833      2,728,677


Shareholders approved the amendment to the Funds fundamental investment restriction regarding issuing senior securities by the following votes:


                  For         Against/Withhold    Abstain     Broker non-votes
                8,742,744	    678,210	   218,091	2,728,677



Shareholders approved the amendment to the Funds fundamental investment restriction regarding investments in other investment companies by the following votes:


                 For          Against/Withhold    Abstain     Broker non-votes
              8,595,698	            857,310	  186,037	2,728,677